EXHIBIT 99.1

                                    FOR: Consolidated Graphics, Inc.

                                CONTACT: Wayne M. Rose
                                         Chief Financial Officer
                                         Consolidated Graphics, Inc.
                                         (713) 339-5756

                                         Betsy Brod/Karen Pagonis
                                         Media: Steve DiMattia
                                         Morgen-Walke Associates, Inc.
                                         (212) 850-5600


FOR IMMEDIATE RELEASE



               CONSOLIDATED GRAPHICS REPORTS THIRD QUARTER RESULTS

      HOUSTON, TEXAS -January 24, 2001-Consolidated Graphics, Inc. (NYSE:CGX) today announced final results for the third quarter ended December 31, 2000. As previously announced, third quarter financial results were affected by softness in the general economy and print markets in particular.

      Sales for the third quarter increased 8% over the prior year to $171.2 million. Sales for the first nine months of this fiscal year grew 13% to $517.2 million. However, operating margins decreased to 8.4%, down from 11.5% in the third quarter last year. Operating income and net income for the quarter were $14.3 million and $5.5 million, respectively, compared to $18.2 million and $8.9 million in the prior year. Diluted earnings per share were $.42 for the third quarter, compared to $.56 in the same period last year.

      "Even though soft print market conditions during the holiday period forced us to price aggressively and protect market share, we remain optimistic about our long-term prospects for the Company," stated Joe R. Davis, Chairman and Chief Executive Officer. "The Company will take appropriate actions in response to this challenge."

      "As we discussed last week, we are preparing plans to adjust to these market conditions," commented Charles F. White, President and Chief Operating Officer. "Additionally, consolidation within our organization may be required at certain of our companies, in a few of our markets, and we are developing plans to implement those actions where necessary. We remain confident that strategies already in place for national account sales, for marketing of e-commerce products and services, and for management development should enhance our revenue base and lead to profitable growth."

      Mr. Davis concluded, "Given current market conditions and in light of our initiatives already underway, we believe that our financial results for the next few quarters will improve gradually over recent performance. We intend to streamline our operations and infrastructure over the next few quarters so that we can capitalize on future opportunities."

CONSOLIDATED GRAPHICS REPORTS THIRD QUARTER RESULTS                       PAGE 2

      Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States. Through its network of locally managed printing companies in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country. Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia. Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company's Web site at www.consolidatedgraphics.com.

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

                                 (Table Follows)

                           CONSOLIDATED GRAPHICS, INC.
                          Consolidated Income Statement
                    (In thousands, except per share amounts)

                                        THREE MONTHS ENDED       NINE MONTHS ENDED
                                            DECEMBER 31,            DECEMBER 31,
                                       ---------------------   ---------------------
                                         2000        1999        2000       1999
                                       ---------   ---------   ---------   ---------
Sales                                  $ 171,211   $ 158,408   $ 517,200   $ 457,123
Cost of Sales                            125,594     112,195     372,896     317,641
  GROSS PROFIT                            45,617      46,213     144,304     139,482
Selling Expense                           17,649      15,516      52,280      44,427
General and Administrative Expense        13,663      12,450      41,026      35,367
  OPERATING INCOME                        14,305      18,247      50,998      59,688
Interest Expense                           5,145       3,486      15,254       9,168
  Pretax Income                            9,160      14,761      35,744      50,520
Income Taxes                               3,664       5,906      14,298      20,208
  NET INCOME                           $   5,496   $   8,855   $  21,446   $  30,312

Earnings Per Share - Basic             $     .42   $     .56   $    1.62   $    1.96

Earnings Per Share - Diluted           $     .42   $     .56   $    1.62   $    1.93

Weighted Average Shares
    Outstanding - Basic                   13,026      15,691      13,259      15,473

Weighted Average Shares
    Outstanding - Diluted                 13,031      15,836      13,267      15,675

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